Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Tower Hill Mines (US) LLC (hereafter, the “Company”), an indirect wholly owned subsidiary of International Tower Hill Mines Ltd. (“ITH”), and Shane Parrow (hereafter, the “Executive”) and is effective as of July 27, 2026 (the “Effective Date”). The Company and the Executive shall be collectively referred to as the “Parties” and individually as a “Party”.

1.	Employment Period.

(a)	The period commencing on the Effective Date and ending at the close of business on the date that this Agreement and the Executive’s employment is terminated (the “Termination Date”) shall constitute the “Employment Period”.

(b)	Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

2.	Position.

(a)	During the Employment Period, the Company shall be the Executive’s employer, and the Executive shall serve as the President and Chief Operating Officer of ITH, reporting directly to ITH’s Chief Executive Officer (“CEO”). The Executive shall also hold all other positions with the Company and its affiliates as deemed necessary by the Board of Directors of ITH (the “Board”). On the Termination Date, the Executive shall be deemed to have resigned from all positions held with any member of the ITH Group (as defined below).

3.	Duties and Responsibilities of Executive.

(a)	During the Employment Period, and except as set forth below, the Executive shall devote his full time and attention during normal business hours to the business of the Company and its affiliates, including serving as (i) President and Chief Operating Officer of ITH, (ii) President of Tower Hill Mines. Inc. (“THM”) and (iii) President of Livengood Placers, Inc. (“LPI”). The Executive will act in the best interests of the Company, ITH, THM, LPI and its and their affiliates (collectively, the “ITH Group”) and will perform with due care his duties and responsibilities.

(b)	The Executive’s duties will include those normally incidental to the position of President and Chief Operating Officer (to include the duties set forth in Exhibit A), as well as such additional duties consistent therewith as may be assigned to him by the Board. If, in its sole and complete discretion, the Board changes the Executive’s title and/or the Executive’s reporting responsibilities, the Board may make such changes, and such changes shall thereafter apply for purposes of this Agreement, subject only to the provisions of Section 7(c) hereof.

(c)	The location of the Executive’s employment will primarily be THM’s Fairbanks, Alaska office. The Executive will be expected to travel as and when necessary, to such locations and for such period(s) of time, as may be required to properly perform his duties. The Executive will work from the THM Fairbanks office on a 5 days on, 2 days off schedule, with travel as required.

(d)	The Executive agrees to cooperate fully with the Board and not engage directly or indirectly in any activity that materially interferes with the performance of the Executive’s duties hereunder. During the Employment Period, it shall not be a violation of this Agreement for the Executive to:

(i)	serve on any corporate, civic, or charitable boards or committees (except for boards or committees of any business organization that competes with the Company or its affiliates, including ITH, in any business in which they are regularly engaged), so long as such service does not materially interfere with the performance of the Executive's duties and responsibilities under this Agreement, as the Board in its reasonable discretion shall determine,

(ii)	manage personal investments, or

(iii)	take up to 30 days of vacation annually, at times to be mutually agreed between the Executive and the CEO, and reasonable absences due to injury or illness as permitted by the general policies of the Company (with any unused vacation days will either being carried over to the following year or paid out at the request of the Executive).

(e)	The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder.

(f)	The Executive acknowledges and agrees that the Executive owes the Company and its affiliates, including each member of the ITH Group, a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations the Executive owes the Company and its affiliates as a matter of law.

(g)	During the Employment Period, the Executive shall provide written notice to the Board of outside employment or performance of substantial personal services for parties unrelated to the ITH Group. For the avoidance of doubt, any such outside employment or performance of substantial personal services for parties unrelated to the ITH Group is subject to the provisions of Section 11 hereof.

(h)	The Executive agrees to abide by all applicable ITH Group policies and procedures as may be in effect from time to time, including but not limited to its employment policies. The Livengood Gold Project, including all work and camp areas, is subject to a zero-tolerance drug and alcohol policy. The ITH Group has also adopted and implemented a Site-Specific Safety and Health Plan. The Executive will be expected to become fully familiar and comply with the provisions of this plan. Failure to comply with these policies could result in disciplinary action, up to and including discharge for “Cause” on and subject to the terms and conditions of this Agreement.

4.	Compensation.

(a)	Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary of $400,000 (the “Base Salary”), payable bi-weekly in conformity with the Company's customary payroll practices. During the Employment Period, the Compensation Committee of the Board (“Compensation Committee”) will review and determine increases to the Executive’s salary from time to time after the Effective Date, at its sole discretion.

(b)	Annual Performance Bonus. The Executive shall be eligible for an annual discretionary performance bonus with respect to each full calendar year during the Employment Period (the “Annual Performance Bonus”), beginning with the calendar year 2026, which shall, if earned, consist of a cash payment targeted at 50% of the Base Salary. The Compensation Committee shall, on an annual basis (at or near the beginning of each full calendar year during the Employment Period), establish performance objectives for the Executive for the upcoming year (the “Performance Period”), and will communicate such objectives to the Executive prior to the start of the applicable Performance Period. For calendar year 2026, the performance objectives shall be established after the Effective Date and the target bonus shall be pro-rated based on the percentage of the calendar year completed. The amount, if any, of the Annual Performance Bonus to be paid will be determined by the independent members of the Board, or the Compensation Committee if designated this task by the Board, in each case acting in its sole and complete discretion based on annual performance objectives. The bonus determination will be made as soon as administratively practicable after the end the Performance Period, but in no event will an Annual Performance Bonus be paid later than March 15th of the calendar year following the end of the Performance Period. The Executive must be employed by the Company at the time of payment of the Annual Performance Bonus in order to earn and be entitled to payment of the Annual Performance Bonus, except as provided in Sections 7(a), 7(b) and 7(c).

(c)	Initial Equity Awards. Within 30 days of the Effective Date, as approved by the Board and the Compensation Committee, in recognition of the appointment of the Executive to the position of President and Chief Operating Officer, the Executive will, subject to the receipt of any stock exchange approvals, receive an initial equity grant of restricted share units (the “Equity Inducement RSUs”) pursuant to the terms of the Inducement Equity Award Agreement attached hereto as Exhibit B (the “2026 RSU Agreement”), with per share pricing and the number of shares to be determined with reference to the weighted average of the prices at which the common shares of ITH traded on the NYSE-American for the five trading days immediately preceding the date of the grant. ITH shall file a Form S-8 to register all common shares to be granted pursuant to the 2026 RSU Agreement prior to the earliest vesting date of any such shares.

(d)	Long Term Incentive Awards. The Executive will be eligible to receive, subject to approval by the Board or the Compensation Committee, as applicable, annual incentive equity awards targeted at 60% of the Base Salary subject to the terms and conditions of the 2006 Incentive Stock Plan of ITH or such other equity plan approved by the stockholders of ITH (the “LTIP”). Such annual incentive equity awards may be paid in the form of incentive stock options, deferred share units, restricted share units or performance share units, and shall vest annually over a four year period commencing on the first anniversary of the grant date, or as otherwise determined by the Compensation Committee or the Board, as applicable, in its sole discretion.

(e)	Board Participation. In the event that the Executive is appointed or elected to and serves on the Board of ITH during the Employment Period, the Executive shall not be entitled to additional compensation.

5.	Benefits. Subject to the terms and conditions of this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)	Reimbursement of Business Expenses and Travel. The Company agrees to promptly reimburse the Executive for reasonable business-related expenses, including travel expenses, incurred in the performance of the Executive’s duties under this Agreement in accordance with Company policies. The Executive understands and agrees that his position may entail frequent and significant travel to places outside of Alaska.

(b)	Benefit Plans and Programs. To the extent permitted by applicable law, the Executive (and where applicable, his plan-eligible dependents) shall be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation:

(i)	Medical insurance - Company pays 100% of premiums for Premera Blue Cross Blue Shield of Alaska.

(ii)	Health reimbursement arrangement (HRA) - Premera-covered out-of-pocket amounts are reimbursed to the employee up to the current annual policy period out-of-pocket maximum ($8,400 individual/$16,800 family). Company pays 100% of all qualified HRA reimbursements to the Plan Administrator, Rocky Mountain Reserve, who provides reimbursement to the employee.

(iii)	401(k) plan - Sentinel Benefits administers the current plan that offers both pre-tax (401k) and post-tax (Roth) deferrals. A Safe Harbor Match is paid annually during first quarter for the prior year based on 3% of eligible gross salary up to federal maximum (currently $360,000). Salary exclusions include stock option exercises and severance

(iv)	Dental insurance, life insurance and disability insurance - Company pays 100% of Guardian coverage for dental, vision, life (up to $100,000, age-dependent), and short-term disability (limited coverage). Out-of-pocket costs under the Guardian policy for dental and vision are not eligible for reimbursement under the HRA.

The Company shall not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

6.	Termination of Agreement and Employment.

(a)	Automatic Termination in the Event of Death. This Agreement shall automatically terminate in the event of the Executive’s death. In the event of the Executive’s death, the Company shall pay to the Executive’s estate, a portion of the Annual Performance Bonus, pro-rated based on the percent completion of the calendar year, at the target level.

(b)	Company's Right to Terminate. At any time during the Employment Period, the Company shall have the right to terminate this Agreement for any of the following reasons:

(i)	upon the Executive's Disability (as defined below),

(ii)	for Cause (as defined in Section 7); or

(iii)	for any other reason whatsoever, in the sole and complete discretion of the Company; provided that the Company will endeavour, but will not commit, to provide as much advance notice as is possible in advance of such termination.

(c)	Executive’s Right to Terminate. At any time during the Employment Period, Executive will have the right to terminate this Agreement with the Company for:

(i)	Good Reason (as defined in Section 7); or

(ii)	for any other reason whatsoever, in the sole and complete discretion of the Executive; provided that the Executive will provide 60 days advance written notice of his intention to resign.

(d)	“Disability”. For the purposes of this Agreement, “Disability”' means that the Executive has sustained sickness or injury that renders the Executive incapable, with reasonable accommodation, of performing the duties and services required of the Executive hereunder for a period of 120 consecutive calendar days or a total of 150 calendar days during any 12-month period; provided, however, that any termination based on Disability will be made in accordance with applicable law, including the Americans with Disabilities Act, as amended.

(e)	“Notices”. Any termination of this Agreement by the Company under Section 6(b) or by the Executive under Section 6(c) shall be communicated by a Notice of Termination to the other Party. A “Notice of Termination” means a written notice that:

(i)	indicates the specific termination provision in this Agreement relied upon; and

(ii)	if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination must specify the Executive's Termination Date. The Termination Date may be as early as 14 calendar days after such Notice is given but no later than 60 calendar days after such Notice is given, unless otherwise agreed to by the Parties in writing or unless the termination is For Cause, in which case the Termination Date may be immediate.

(f)	The termination of this Agreement shall also result in the contemporaneous termination of the Executive’s employment.

7.	Severance Payments.

(a)	Termination by the Company without Cause. If the Company terminates this Agreement at any time during the Employment Period pursuant to Section 6(b)(iii), then, except as set forth in Section 7(c), the Company shall pay to the Executive in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has timely executed, not revoked, and any period to revoke has lapsed, in a standard and reasonable form chosen by the Company in its full discretion, a full general release of any claims arising from the Agreement and the Executive’s employment in favor of the Company and its affiliates, including but not limited to ITH, a severance payment equal to the sum of:

(i)	one year's Base Salary; and

(ii)	the prorated portion of his Annual Performance Bonus for the Performance Period n which the termination occurs, determined as if all of the relevant performance targets established for such year had been 100% obtained.

For the avoidance of doubt, notwithstanding that the Termination Date may precede the date of payment of an Annual Performance Bonus, the Executive will continue to be entitled to be paid the full amount of any Annual Performance Bonus earned but not yet paid for the Performance Period immediately preceding the Performance Period in which the termination occurs.

In addition, in a situation entitling the Executive to a severance payment under this Section 7(a), as at the close of business on the calendar day immediately prior to the Termination Date, (a) 100% of any unvested Equity Inducement RSUs shall automatically vest and (b) if and to the extent that the Executive holds any unvested equity-based compensation awards granted pursuant to the LTIP or any other stock option or equity plans in place at such time (including without limitation any LTIP awards, stock options, restricted stock, restricted stock units, performance units, and/or performance shares), such unvested equity-based compensation awards shall automatically vest on a prorated basis (calculated in each case with reference to the number of days from and including the applicable grant date to but excluding the Termination Date); provided that any performance-based awards will vest based on the degree of achievement of the relevant performance targets established for such year through to the Termination Date, using pro-rated performance targets where necessary to account for the shortened performance period.

(b)	Termination by Executive for Good Reason. If the Executive terminates this Agreement at any time during the Employment Period pursuant to Section 6(c)(i), then, except as set forth in Section 7(c), the Company shall pay to the Executive in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has timely executed, not revoked, and any period to revoke has lapsed, in a standard and reasonable form chosen by the Company in its full discretion, a full general release of any claims arising from the Agreement and the Executive’s employment in favor of the Company and its affiliates, including but not limited to ITH, a severance payment equal to the sum of:

(i)	one year's Base Salary; and

(ii)	the prorated portion of his Annual Performance Bonus for the Performance Period n which the termination occurs, determined as if all of the relevant performance targets established for such year had been 100% obtained.

For the avoidance of doubt, notwithstanding that the Termination Date may precede the date of payment of an Annual Performance Bonus, the Executive will continue to be entitled to be paid the full amount of any Annual Performance Bonus earned but not yet paid for the Performance Period immediately preceding the Performance Period in which the termination occurs.

In addition, in a situation entitling the Executive to a severance payment under this Section 7(b), as at the close of business on the calendar day immediately prior to the Termination Date, (a) 100% of any unvested Equity Inducement RSUs shall automatically vest and (b) if and to the extent that the Executive holds any unvested equity-based compensation awards granted pursuant to the LTIP or any other stock option or equity plans in place at such time (including without limitation any LTIP awards, stock options, restricted stock, restricted stock units, performance units, and/or performance shares), such unvested equity-based compensation awards shall automatically vest on a prorated basis (calculated in each case with reference to the number of days from and including the applicable grant date to but excluding the Termination Date); provided that any performance-based awards will vest based on the degree of achievement of the relevant performance targets established for such year through to the Termination Date, using pro-rated performance targets where necessary to account for the shortened performance period.

(c)	Termination by Executive after a Change in Control. If a Change in Control occurs and within six months of the Change in Control:

(i)	the Company terminates this Agreement pursuant to Section 6(b)(iii): or

(ii)	the Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(i),

then Sections 7(a) and 7(b) shall not apply and the Company shall pay to the Executive, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has timely executed, not revoked, and any period to revoke has lapsed, in a standard and reasonable form chosen by the Company in its full discretion, a full general release of any claims arising from the Agreement and the Executive’s employment in favor of the Company and its affiliates, including but not limited to ITH, a severance payment equal to the sum of:

(i)	one year’s Base Salary; and

(ii)	the prorated portion of his Annual Performance Bonus for the Performance Period n which the termination occurs, determined as if all of the relevant performance targets established for such year had been 100% obtained.

For the avoidance of doubt, notwithstanding that the Termination Date may precede the date of payment of an Annual Performance Bonus, the Executive will continue to be entitled to be paid the full amount of any Annual Performance Bonus earned but not yet paid for the Performance Period immediately preceding the Performance Period in which the termination occurs.

In addition, in a situation entitling the Executive to a severance payment under this Section 7(c), as at the close of business on the calendar day immediately prior to the Termination Date, (a) 100% of any unvested Equity Inducement RSUs shall automatically vest and (b) if and to the extent that the Executive holds any unvested equity-based compensation awards granted pursuant to the LTIP or any other stock option or equity plans in place at such time (including without limitation any LTIP awards, stock options, restricted stock, restricted stock units, performance units, and/or performance shares), such unvested equity-based compensation awards shall automatically vest on a prorated basis (calculated in each case with reference to the number of days from and including the applicable grant date to but excluding the Termination Date); provided that any performance-based awards will vest based on the degree of achievement of the relevant performance targets established for such year through to the Termination Date, using pro-rated performance targets where necessary to account for the shortened performance period.

(d)	Additional Benefits. If the Company is required to pay to the Executive severance by, and subject to, Sections 7(a), 7(b) or 7(c), or if the Executive is terminated pursuant to Section 6(b)(i), then:

(i)	Such severance shall be paid in addition to any other payments the Company may make to the Executive (including, without limitation, salary, fringe benefits, and expense reimbursements) in discharge of the Company’s obligations to the Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.

(ii)	Subject to the Executive’s timely and proper election of COBRA continuation coverage, and subject to the Company being eligible to provide COBRA continuation coverage, the Company shall reimburse the Executive for COBRA continuation coverage for twelve full months (or for the lesser duration of such COBRA coverage) beginning with the month following the month in which the Termination Date occurs, such that the Executive's cost of such COBRA coverage shall equal the cost, if any, that the Executive would pay (on behalf of himself and his spouse and dependents, as applicable) under the Company’s group health plan had the Executive not terminated; provided, that if substantially similar group health coverage under another group health plan becomes available thereafter at substantially the same cost to the Executive, the Executive’s spouse, or the Executive’s dependents (as applicable), the Company’s reimbursement obligations under this Section 7(d)(ii) will cease with respect to each person to whom such coverage becomes available. The Executive shall notify the Company immediately upon group health coverage becoming available to the Executive, the Executive’s spouse, or the Executive’s dependents.

(iii)	Payments under Sections 7(a), 7(b) or 7(c), or payment under the disability insurance policy pursuant to Section 5(b)(iv), shall be in lieu of any severance benefits otherwise due to the Executive under any severance pay plan or program maintained by the Company that covers its employees and/or its executives.

(e)	“Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(i)	the Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, the Executive’s duties and responsibilities as described herein or as lawfully and reasonably directed by the Board;

(ii)	the Executive having committed any act of willful misconduct or material dishonesty (including but not limited to theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or wilful misrepresentation) against the Company or any of its affiliates, including but not limited to ITH, or any such act that results in, or could reasonably be expected to result in, material and irreparable injury to the reputation, business or business relationships of the Company or any of its affiliates, including but not limited to ITH;

(iii)	the Executive's material breach (1) of this Agreement (which, if capable of being remedied, is not remedied within 30 days of written notice of such material breach), (2) of any fiduciary duty owed by the Executive to the Company or its affiliates (including but not limited to ITH) or (3) of any workplace policies applicable to the Executive (including but not limited to the Company’s Code of Conduct and policy on workplace harassment) whether adopted on or after the Effective Date (which, if capable of being remedied, is not remedied within 30 days of written notice of such material breach);

(iv)	the Executive having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations (including but not limited to ITH’s reputation); or

(v)	the Executive having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(f)	“Good Reason” means the occurrence, prior to the occurrence of any circumstance that constitutes Cause within the meaning of Section 7(e)(ii) or the Executive receiving written notice of any other circumstance that constitutes Cause which have not previously been remedied, of any of the following events during the Employment Period without the Executive's written consent:

(i)	any material breach by the Company of this Agreement or any reduction in the Executive’s compensation (it being understood, for the avoidance of doubt, that the failure to earn all or any portion of an Annual Performance Bonus shall not constitute a reduction in the Executive’s compensation);

(ii)	any requirement by the Company that the Executive relocate outside of the Fairbanks, Alaska metropolitan area;

(iii)	the failure of any successor to assume this Agreement not later than the date as of which it acquires substantially all of the assets or businesses of the Company;

(iv)	any material change in the Executive's title, any material adverse change or reduction in the Executive’s responsibilities, or duties or the Board directing the Executive to report to someone other than the CEO or the Board; or

(v)	the assignment to the Executive of any duties materially inconsistent with his duties as President and Chief Operating Officer;

provided, however, that no Good Reason shall have occurred unless the Executive provides the Board written notice of the initial occurrence of the event or condition described in (i) through (v) immediately above within 120 days of the initial occurrence of such event or condition, the event or condition is not remedied or cured within 30 days of the Board’s receipt of such written notice, and the Executive actually terminates his employment with the Company within 180 days of the initial occurrence of such event or condition.

(g)	“Change in Control” means:

(i)	any person or group of affiliated or associated persons acquires more than 50% of the voting power of the Company;

(ii)	the consummation of a sale of all or substantially all of the assets of the Company;

(iii)	the liquidation or dissolution of the Company;

(iv)	a majority of the members of the Board are replaced during any 12-month period by Board members whose nomination or election was not approved by the members of the Board at the beginning of such period (the “Incumbent Board”) (provided that any subsequent members of the Board whose nomination or election was previously approved by the Incumbent Board shall thereafter be also deemed to be a member of the Incumbent Board); or

(v)	the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur solely as a result of a sale of Company securities or debt as part of a bona fide (A) capital raising transaction, provided that such transaction is not undertaken in connection with a merger, consolidation, or reorganization, or (B) internal corporate reorganization.

8.	Parachute Payment.

(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or another person to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company or another person, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax and any similar tax imposed by state or local law, together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation that compares (1) the Executive’s Net After-Tax Benefit (as defined below) if the Payments are reduced to the minimum extent necessary so that no portion thereof shall be subject to the Excise Tax (the “Reduced Amount”); and (2) the Executive’s Net After-Tax Benefit of the Payments. If (2) exceeds (1), then the Payments shall not be subject to reduction under this Section 8. However, if (1) exceeds (2), the Payments to the Executive shall be reduced to the Reduced Amount. “Net After-Tax Benefit” shall mean the sum of (x) all payments that the Executive receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), as calculated in accordance with Code Section 280G less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b)	In the event that a reduction in Payments is required pursuant to this Section 8, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section 8, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”). In determining the denominator for purposes of the preceding sentence:

(i)	present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G;

(ii)	the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-l; and

(iii)	other reasonable valuation assumptions as determined by the Company shall be used.

Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first. Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, the Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm (as defined below) to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.

(c)	All determinations required to be made under this Section 8, including whether and when a Payment is cut back pursuant to Section 8(b) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and the Executive. If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Section 280G Transaction, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Professional Services Firm hereunder). All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

9.	Conflicts of Interest. The Executive agrees that he shall promptly disclose to the Board any conflict of interest involving the Executive upon the Executive becoming aware of such conflict. The Executive's ownership of an interest not in excess of one percent in a business organization that competes with the Company or its affiliates (including but not limited to ITH) shall not be deemed to constitute a conflict of interest.

10.	Confidentiality.

(a)	The Company agrees to provide the Executive valuable Confidential Information of the Company and its affiliates (including but not limited to ITH) and of third parties who have supplied such information to the Company. In consideration of such Confidential Information and other valuable consideration provided hereunder, the Executive agrees to comply with this Section 10.

(b)	“Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary:

(i)	any and all non-public, confidential or proprietary information or work product of the Company or its affiliates (including but not limited to ITH);

(ii)	any information that gives the Company or its affiliates (including but not limited to ITH) a competitive business advantage or the opportunity of obtaining such advantage;

(iii)	any information the disclosure or improper use of which is reasonably expected to be detrimental to the interests of the Company or its affiliates (including but not limited to ITH);

(iv)	any trade secrets of the Company or its affiliates (including but not limited to ITH); and

(v)	any other non-public information regarding the Company or any of its affiliates (including but not limited to ITH), or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates (including but not limited to ITH) or which the Executive has learned of through his employment with the Company.

Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that has been entrusted to the Company or its affiliates (including but not limited to ITH). Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of the Executive’s actions or inactions.

(c)	Protection. In return for the Company’s promise to provide the Executive with Confidential Information, the Executive promises:

(i)	to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential;

(ii)	not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as President and Chief Operating Officer for the benefit of the Company; and

(iii)	to return to the Company all documents containing Confidential Information in the Executive's possession upon separation from the Company for any reason.

(d)	Value and Security. The Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliates (including but not limited to ITH), and/or third parties, and the Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(e)	Exceptions. Notwithstanding anything in this Agreement, the Executive may disclose, without violating the terms of this Agreement, Confidential Information that (a) is or becomes generally known to the public through no action on my part; (b) is generally disclosed to third parties by the Company without restriction on such third parties; (c) is approved for release by written authorization of the Company; or (d) is required to be disclosed by law, regulation, order, decree or legal process pursuant to Section 10(f). The Executive further understands that nothing in this Agreement prevents Executive from disclosing information about the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

(f)	Disclosure Required By Law. If the Executive is legally required to disclose any Confidential Information, the Executive shall promptly notify the Company in writing of such request or requirement so that the Company and/or its affiliates (including but not limited to ITH) may seek an appropriate protective order or other relief. The Executive agrees to cooperate with and not to oppose any effort by the Company and/or its affiliates (including but not limited to ITH) to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, the Executive will:

(i)	disclose only that portion of the Confidential Information that, according to the advice of the Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to the Executive’s counsel in connection with obtaining such advice shall not be a violation of this Agreement);

(ii)	use reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially; and

(iii)	promptly notify the Company and/or its affiliates (including but not limited to ITH) in writing of the items of Confidential Information so disclosed.

(g)	Notwithstanding anything in this Agreement to the contrary, pursuant to Defend Trade Secrets Act of 2016 (“DTSA”), 18 USC § 1833(b), the Executive agrees and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b). Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

Furthermore, nothing in this Agreement prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(h)	Third-Party Confidentiality Agreements. To the extent that the Company or its affiliates (including but not limited to ITH) possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, the Executive shall comply with all such agreements or obligations in full. The immediately preceding sentence shall apply only if the Company or any affiliate (including but not limited to ITH) has provided the Executive with a copy of such agreements, and the Executive may disclose such agreements and any related Confidential Information to the Company’s attorneys and rely on their advice regarding compliance therewith.

(i)	The Executive understands that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, reporting possible violations of law to, otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency, self-regulatory organization, or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award). The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. The Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, the Executive hereby acknowledges that the Company has provided the Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.

11.	Agreement Not to Compete.

(a)	The Executive acknowledges that, in the course of the performance of the Executive’s duties and obligations under this Agreement, the Executive will acquire access to Confidential Information and the Executive further acknowledges that if the Executive were to compete against the Company or any of its affiliates (including but not limited to ITH), or be employed or in any way involved with a person or company that is competitive or in conflict with the Company or any of its affiliates (including but not limited to ITH) during the 12 month period following the termination of the Executive’s employment with the Company, the Company and its affiliates (including but not limited to ITH) would suffer irreparable damages. Accordingly, the Executive will not, at any time or in any manner, during the Employment Period or at any time within one (1) year following the termination of the Executive’s employment for whatever reason, and notwithstanding any alleged breach of this Agreement:

(i)	directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(ii)	accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(iii)	solicit or induce any director, officer or employee of the Company or of any its affiliates (including but not limited to ITH) to end their association with the Company or any of its affiliates (including but not limited to ITH);

(iv)	directly or indirectly, on the Executive’s own behalf or on behalf of others, solicit, divert or appropriate to or in favor of any person, entity or corporation, any maturing business opportunity or any business of the Company or of any of its affiliates (including but not limited to ITH); or

(v)	directly or indirectly take any other action inconsistent with the fiduciary relationship of a senior officer to his company, without the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.

(b)	For this purpose of this Section 11, a mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH) means one:

(i)	which is primarily prospective for gold, and

(ii)	any part of which lies within a horizontal distance of twenty-five (25) kilometers from the outer boundaries of any mineral property in which the Company or any of its affiliates (including but not limited to ITH) holds, or has the right to acquire, an interest.

12.	Compliance with Securities Laws. The Executive acknowledges that ITH is a “reporting issuer” and a public company, and that the common shares of ITH trade on various stock exchanges, including the Toronto Stock Exchange in Canada and the NYSE-American in the United States. As a consequence of this, all directors, officers and employees of the ITH Group are subject to securities laws in both Canada and the United States. The Executive acknowledges that much of the information which will be received by, or become known to, him during the Employment Period (whether or not such information is also Confidential Information) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the members of the ITH Group and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 86 of the Securities Act (British Columbia), prohibit:

(a)	trading (which includes the exercise of a previously granted stock option) in securities of a reporting issuer such as ITH by a person who knows of a material fact or a material change with respect to that issuer that has not been generally disclosed, or

(b)	informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally dis-closed, unless the giving of such information is necessary in the course of business of the reporting issuer or of such person.

The Executive acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such activities will materially and adversely affect the ITH Group. Accordingly, the Executive will be required to take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of ITH and will fully and timely comply with all policies and procedures of the ITH Group in that regard.

13.	Withholdings. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement:

(i)	all federal, state, local and other withholdings and similar taxes as may be required pursuant to any law or governmental regulation or ruling; and

(ii)	any deductions consented to in writing by the Executive.

14.	Severability. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 16), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement. Whenever possible, each provision or portion of any provision of this Agreement, including but not limited to Section 11, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. If, in any judicial or arbitral proceeding, a court or finder of fact refuses to enforce any of such separate covenants (or any part thereof), the Executive and Company agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Section 11 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, the Executive and Company agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

15.	Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply.

16.	Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)	Subject to subsection (b) below, any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination of either (other than with respect to claims arising exclusively under one or more of the Company’s employee benefit plans subject to ERISA) will be finally settled by arbitration in Fairbanks, Alaska before, and in accordance with the rules for the resolution of employment disputes then in effect at the American Arbitration Association (“AAA Rules”). The AAA Rules are available online, free of charge, at www.adr.org/employment. Parties or their representatives may also call AAA at 800.778.7879 to obtain a copy of the rules or if they have questions about the arbitration process. This Section 16(a) and any arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended.

Notwithstanding the foregoing, claims relating to (i) sexual assault or sexual harassment disputes arising under applicable law (unless Executive elects to arbitrate these claims) but to the extent such a claim is joined or asserted in conjunction with other claims, Executive agrees that to fullest extent permitted by law, such other claims shall be severed and subject to arbitration under this Section 16(a), and the non-covered claim for sexual assault or sexual harassment shall be stayed pending full and final resolution of the covered claims by arbitration or (ii) any other claims that, as a matter of law, parties cannot agree to arbitrate are not covered by this Section 16(a). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Alaska, or federal law, or both, as applicable to the claim(s) asserted.

The arbitrator’s award shall be final and binding on both Parties. The arbitrator shall issue a written decision stating the factual findings and conclusions on which the award is based, and shall have full authority to award all remedies that would be available in court. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

The Federal Rules of Evidence shall apply, except as modified by the arbitrator. In any such arbitration, the Parties may conduct discovery to the same extent as would be permitted in a court of law. Any Party may file a motion to dismiss and/or a motion for summary judgment, and the arbitrator shall have the authority to issue an award or partial award without conducting an arbitration hearing on the grounds that there is no claim stated on which relief can be granted or that there is no genuine issue as to any material fact and that a party is entitled to judgment as a matter of law, consistent with Rule 12 or Rule 56 of the Federal Rules of Civil Procedure. Upon the request of any Party, the arbitrator will establish a briefing schedule and, if necessary, schedule an opportunity for oral argument prior to considering such dispositive motions.

(b)	Notwithstanding subsection (a) above, an application for emergency or temporary injunctive relief by either Party shall not be subject to arbitration under this Section 16; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section. The Executive acknowledges that the Executive’s violation of Sections 9, 10 ands/or 11 of this Agreement shall cause irreparable harm to the Company and its affiliates (including but not limited to ITH), the Executive agrees not to contest that the Executive's violation of Sections 9, 10 ands/or 11 of this Agreement will cause irreparable harm to the Company and its affiliates (including but not limited to ITH), and the Executive agrees that the Company shall be entitled as a matter of right to specific performance of the Executive’s obligations under Sections 9, 10 and 11 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Executive or others acting on his behalf, without any showing of irreparable harm and without any showing that the Company and its affiliates (including but not limited to ITH) does not have an adequate remedy at law. The right of the Company and its affiliates (including but not limited to ITH) to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(c)	Each Party shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration to the extent permitted by applicable law, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)	Nothing in this Section 16 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award.

(e)	BY AGREEING TO THIS BINDING MUTUAL ARBITRATION AGREEMENT, EXCEPT WHERE EXPLICITLY EXCLUDED IN THIS AGREEMENT, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO A TRIAL BY JURY, AND ARE GIVING UP THEIR NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS.

(f)	Notwithstanding anything to the contrary, this Section 16 does not prevent Executive from filing a complaint or charge with the National Labor Relations Board, or the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, or from reporting suspected securities laws violations to the Securities and Exchange Commission or other regulatory authority.

17.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALASKA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 16 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN FAIRBANKS, ALASKA AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

18.	Entire Agreement and Amendment. This Agreement contains the entire agreement of the Parties with respect to the Executive's employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a writen instrument executed by both Parties.

19.	Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 16 hereof, shall survive any termination or expiration of this Agreement for any reason.

20.	Waiver of Breach. No waiver by either pay hereto of a breach of any provision of this Agreement by the other Party, or of 1compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

21.	Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

22.	Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received:

(a)	when delivered in person or sent by facsimile transmission;

(b)	on the first business day after such notice is sent by air express overnight courier service; or

(c)	on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed,

to the following address, as applicable:

If to Company, addressed to:

International Tower Hill Mines Ltd.
Suite 200 – 506 Gaffney Road

Fairbanks, Alaska 99701
Attention: The Board

If to the Executive, addressed to the address set forth below the Executive’s name on the execution page hereof;

or to such other address as either Party may have furnished to the other Party in writing in accordance with this Section 22.

23.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party, but together signed by both Parties.

24.	Definitions. The Parties agree that, as used in this Agreement, the following terms shall have the following meanings:

(a)	an “affiliate” of a person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person;

(b)	the terms “controlling, controlled by, or under common control with” shall mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; and

(c)	the term “person” shall mean a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

25.	Internal Revenue Code Section 409A.

(a)	If at the time of the Executive’s separation from service:

(i)	the Executive is a specified employee (within the meaning of Section 409A of the Code, and using the identification methodology selected by the Company from time to time); and

(ii)	the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first to occur of (x) the first business day after such six-month period, (y) the Executive's death, or (z) such other date as will not cause such payment to be subject to tax or interest under Code Section 409A.

(b)	It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to Code Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed. The Executive shall, at the request of the Company, take any action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Code Section 409A. In no event shall the Company be liable to the Executive for any taxes, penalties, or interest that may be due as a result of the application of Code Section 409A.

(c)	For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)	For purposes of determining the timing of any payment of severance compensation, the Executive will be deemed to have a termination of employment only upon a “separation from service” within the meaning of Code Section 409A.

(e)	Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical, and in any event not later than the last day of the calendar year following the year in which the expenses were incurred.

(f)	The Executive's termination of his employment for Good Reason is intended to be a separation from service for good reason as described in Treas. Reg. § 1.409A-1(n)(2) and this Agreement shall be interpreted and construed accordingly.

(g)	For purposes of this Agreement, each payment of severance compensation is intended to be excepted from Code Section 409A to the maximum extent provided under Code Section 409A as follows:

(i)	each payment that is scheduled to be made following the Executive's termination of employment and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg.§ 1.409A-1(b)(4); and

(ii)	each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii) or the exception for limited payments described in Treas. Reg. § 1.409A-1(b)(9)(v)(D).

26.	Employment at Will. The Executive agrees that, by signing below, he agrees that he is an employee at will and just as he is free to terminate his employment at any time, for any reason, the Company is also free to terminate his employment at any time, for any reason.

27.	Currency. All dollar amounts referred to in this Agreement and in the attached Exhibits are expressed in United States dollars.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

EXECUTIVE:

Dated: July 27, 2026	/s/ Shane Parrow
Shane Parrow

[Address]

THE COMPANY:

Dated: July 27, 2026	By:	/s/ Karl Hanneman
Karl Hanneman
President, Tower Hill Mines Inc.
Managing Member

Exhibit A

Description of Duties and Responsibilities of

President and Chief Operating Officer

The President and Chief Operating Officer (“President and COO”) of International Tower Hill Mines, Ltd. shall be responsible for leading the operational, technical, environmental, and administrative activities required to advance the Livengood Gold Project safely, efficiently, and in alignment with ITH’s strategic objectives. The President and COO provides executive leadership across project execution, operational planning, stakeholder engagement, budgeting, governance support, and organizational performance while fostering a culture of safety, accountability, transparency, and environmental stewardship.

The President and COO’s responsibilities shall include:

Safety Leadership and Management

•	Championing a strong safety culture across all ITH Group activities and promote continuous improvement in health and safety performance.

•	Leading the development and implementation of the ITH Group health and safety, programs to ensure that they meet or exceed applicable legal requirements and corporate standards;

•	Ensuring employees, contractors, consultants, and visitors have access to and understand and comply with the ITH Group health and safety plans and applicable health and safety requirements.

•	Monitoring safety performance metrics and implementing corrective actions where necessary.

Environmental Leadership and Compliance

•	Leading the development and implementation of the ITH Group’s health, safety, environmental, and regulatory compliance programs to ensure that they meet or exceed applicable legal requirements and corporate standards;

•	Leading the development and execution of environmental permitting strategies that support the ITH Group’s reputation and project permitting objectives.

•	Providing leadership in environmental stewardship and sustainable development practices.

•	Ensuring that all employees, contractors, and consultants have access to and understand and comply with the ITH Group’s environmental policies and management plans.

•	Supporting environmental risk management, monitoring, reporting, and continuous improvement initiatives.

Operations and Project Management

•	Leading the operational and technical activities necessary to advance the Livengood Gold Project in alignment with approved strategic and business objectives.

•	Establishing project priorities, objectives, execution strategies, schedules, and performance expectations.

•	Ensuring effective management of project scope, quality, timelines, costs, and operational risks.

•	Overseeing preparation and delivery of monthly, quarterly, and annual operational reports for the Board in collaboration with the CEO.

•	Providing leadership in the recruitment, development, supervision, and performance management of project personnel and operational teams.

•	Identifying, evaluating, negotiating with, and managing contractors, consultants, and technical service providers required to support project execution.

•	Promoting operational excellence through effective planning, accountability systems, and cross-functional coordination.

Financial and Strategic Management

•	Developing annual operating and capital budgets in collaboration with the CEO.

•	Authorizing expenditures and commitments within approved authority limits.

•	Monitoring financial performance against budget and provide variance analysis and corrective action recommendations.

•	Supporting long-range planning, project development strategies, and operational forecasting.

•	Contributing to the development and execution of the ITH Group’s overall business plan and strategic initiatives.

Stakeholder, Government, and Investor Relations

•	Developing and protecting effective relationships with key stakeholders, including local communities, and State and Federal government agencies in Alaska, to support the ITH Group’s permitting and operational objectives;

•	Leading the development and execution of public affairs and stakeholder engagement strategies that support the ITH Group’s reputation and project permitting and operational objectives.

•	Supporting the CEO and Investor & Stakeholder Relations team in preparing presentations, technical updates, and corporate messaging for investors, analysts, and external stakeholders.

Corporate Governance and Board

•	Serving by appointment on the Board; provided that no additional compensation will be provided for such Board service.

•	Serving as President of Tower Hill Mines, Inc.

•	Supporting the CEO in corporate governance matters and implementation of Board-directed initiatives.

•	Assisting with preparation of materials and reporting for the Board and Board committees, including the Technical Committee.

Additional Responsibilities

•	Performing other duties and responsibilities as assigned by the CEO or Board.

Exhibit B

Equity Award Agreement

[See attached]

INTERNATIONAL TOWER HILL MINES LTD.
INDUCEMENT AWARD AGREEMENT FOR RESTRICTED SHARE UNITS

This Inducement Award Agreement for Restricted Share Units (this “Agreement”) is made and entered into as of July 27, 2026 (the “Grant Date”) by and between International Tower Hill Mines Ltd. (the “Company”) and Shane Parrow (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) and its Compensation Committee (the “Committee”) desires to award US$650,000 of restricted share units (“Units”) to the Grantee pursuant to (1) the inducement grant exception under Section 711(a) of the NYSE American Company Guide and (2) Section 613(c) of the TSX Company Manual, each of which permits, under specified circumstances, the issuance of equity-based compensation without shareholder approval to induce someone to enter into an employment arrangement with the Company.

AND WHEREAS, the award of the Units shall be subject to approval by the NYSE American and the Toronto Stock Exchange and are not being issued pursuant to the Company’s 2017 Deferred Share Unit Incentive Plan or any other equity incentive plan of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.            Grant of Restricted Share Units.

(a)            The Grantee acknowledges that the award of Units under this Agreement satisfies in full the obligation of the Company to grant US$650,000 of restricted share units to the Grantee pursuant to the employment agreement dated July 27, 2026 (as such agreement may be amended from time to time, the “Employment Agreement”) by and among the Company, Tower Hill Mines (US) LLC (a wholly-owned subsidiary of the Company and the employer of record of the Grantee. In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall prevail.

(b)            As of the Grant Date, the Company hereby issues to the Grantee an award of 312,500 Units. Each Unit represents the right to receive one common share of the Company (each, a “Common Share”) or, at the discretion of the Company, the cash equivalent thereof on and subject to the terms and conditions set forth in this Agreement. The Units shall be credited to a bookkeeping account maintained for the Grantee on the books and records of the Company and until settled shall continue for all purposes to be part of the general assets of the Company.

2.            Consideration. The grant of the Units is made in consideration of the services to be rendered by the Grantee to the Company.

3.            Vesting.

(a)            Subject to early vesting pursuant to and in accordance with the Employment Agreement, and except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Units will vest in accordance with the following schedule:

Vesting Date	Number of Units That Vest
First anniversary of the Grant Date	1/3 of the Units
Second anniversary of the Grant Date	1/3 of the Units
Third anniversary of the Grant Date	1/3 of the Units

Once vested pursuant to and in accordance with this Agreement or the Employment Agreement, the applicable number of Units become “Vested Units.” For purposes of this Agreement, “Continuous Service” means the Grantee’s continued employment with Tower Hill Mines (US) LLC or any of its affiliates pursuant to the Employment Agreement.

(b)            Subject to early vesting pursuant to and in accordance with the Employment Agreement, if the Grantee’s Continuous Service terminates for any reason at any time before all of his Units have vested pursuant to and in accordance with this Agreement or the Employment Agreement, all Units other than Vested Units shall be automatically forfeited upon such termination of Continuous Service and the Company shall not have any further obligations in respect of such Units to the Grantee under this Agreement.

4.            Restrictions. Subject to Section 11 hereof, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment or consideration by the Company.

5.            Rights as Shareholder; Dividend Equivalents.

(a)            The Grantee shall not have any rights of a shareholder with respect to the Common Shares underlying the Units unless and until the Units vest and are settled by the issuance of such Common Shares. Only upon and following the issuance of Common Shares on settlement of the Units will the Grantee be the record owner of the Common Shares underlying the Units or otherwise be entitled to any rights of a stockholder of the Company (including voting rights or the right to receive dividends) in respect of such Common Shares.

(b)            For the avoidance of doubt, the Grantee shall not be entitled to any dividend equivalents with respect to the Units to reflect any dividends payable on Common Shares.

6.            Settlement of Units. Subject to Section 9 hereof, promptly following each vesting date, and in any event no later than thirty (30) days following each vesting date, the Company shall, at the discretion of the Board, deliver to the Grantee the number of Common Shares equal to the number of Units that vested on such date or cash in an amount equivalent to the Fair Market Value of such Common Shares on the applicable vesting date (or any combination Common Shares and cash as may be determined in the sole discretion of the Company). For purposes of this Agreement, the “Fair Market Value” of a Common Share, as at any date, means the weighted average of the prices at which the Shares traded on the TSX (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume of the Common Shares occurs) for the five trading days on which the Common Shares traded on such exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value of a Common Share shall be the fair market value of a Common Share as determined by the Board in its discretion, acting reasonably and in good faith.

7.            Investment Representations. In connection with the issuance of the Common Shares, Grantee represents to the Company the following:

(a)            The Grantee acknowledges and understands that the Common Shares have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee further acknowledges and understands that the Company is under no obligation to register the securities. Grantee understands that the certificate(s) evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(b)            The Grantee is familiar with the provisions of Rule 144 promulgated under the Securities Act and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

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8.            No Impact on Other Benefits; No Employment Rights. The value of the Grantee’s Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or an affiliate of the Company, to terminate Grantee’s employment or consulting relationship, for any reason, with or without cause.

9.            Adjustments. In the event that (a) there is any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise or (b) as a result of any recapitalization, merger, consolidation or other transaction, the Common Shares are converted into or exchangeable for any other securities or property, the Company may make such adjustments to any outstanding Units as the Board may, in its discretion, acting reasonably and in good faith, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to the Grantee under this Agreement and/or to provide for the Grantee to receive and accept such other securities or property in lieu of Common Shares as the Board in its discretion considers fair and appropriate in the circumstances, and the Grantee shall be bound by any such determination.

10.            Tax Liability and Withholding.

(a)            The Grantee acknowledges that the Units shall be taxable compensation upon settlement. The Company may take any action the Company deems necessary, acting reasonably and in good faith, to satisfy any requirements for withholding of all applicable federal, state or local income or employment tax or assessment. The Grantee may satisfy any withholding obligation by any of the following means, or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Units; provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (iii) delivering to the Company previously owned and unencumbered Common Shares.

(b)            Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any shares; and (ii) does not commit to structure the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11.            Death of the Grantee. Any distribution or delivery to be made to the Grantee under this Agreement due to Grantee’s death after vesting but before settlement will be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any applicable laws pertaining to said transfer.

12.            Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal, state and provincial securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. Notwithstanding any other provision of this Agreement, no Common Shares shall be issued to the Grantee unless and until any then applicable requirements of federal, state and provincial laws and regulatory agencies have been fully complied with to the satisfaction of the Company.

13.            Specific Enforcement. The Grantee expressly acknowledges that the Company may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by the Grantee, the Company shall, in addition to all other remedies, be entitled to apply for a temporary or permanent injunction, or a decree for specific performance, in accordance with the provisions hereof.

14.            Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

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15.            Governing Law. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Alaska without regard to conflict of law principles.

16.            Administration. The Company or Committee shall have discretion to administer, interpret, and implement this Agreement. The Company or Committee’s decisions and determinations (including determinations of the meaning and reference of terms used in this Agreement) shall be conclusive upon all persons.

17.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent or distribution.

18.            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

19.            Discretionary Nature of Award. The grant of the Units in this Agreement does not create any contractual right or other right to receive any additional Units or other awards in the future. Future awards, if any, will be at the sole discretion of the Company.

20.            Entire Agreement and Amendments. this Agreement (together with the Employment Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement (or the Employment Agreement) nor any provision hereof (or thereof) may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

21.            Section 409A. In accordance with the Employment Agreement, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

22.            Miscellaneous.

(a)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(b)            Acceptance. The Grantee hereby acknowledges receipt of this Agreement. The Grantee has read and understands the terms and provisions hereof, and accepts the Units subject to all of the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERNATIONAL TOWER HILL MINES LTD.

By:
Name:
Title:

GRANTEE:

Shane Parrow

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